       THE HANOVER ESTIMATES IMPACT FROM STORM SANDY

WORCESTER, Mass., December 10, 2012 - The Hanover Insurance Group, Inc. (NYSE: THG) today announced a preliminary loss estimate from Storm Sandy, which produced widespread damage along the East Coast of the United States in late October.

The Hanover currently estimates the net after-tax earnings impact of this storm to be in the range of $120 to $140 million, or $2.65 to $3.09 per share(1).

The majority of losses from Storm Sandy resulted from The Hanover’s domestic Commercial and Personal lines segments.  Based on these preliminary estimates, the Company believes it is unlikely to exceed the retention on its domestic property catastrophe reinsurance program.  The domestic losses are primarily from commercial multiple peril and homeowners policies in the states of New York and New Jersey. Given the complexity of the claims process and the nature of the damage caused by Sandy, the actual amount of losses from this storm may differ materially from current estimates.

"While this storm impacted a major market for us, our initial review and analysis of losses, relative to the level of our market presence, demonstrated that the diversification strategy and exposure management efforts we've implemented over the last several years have been effective,” said Frederick H. Eppinger, chief executive officer at The Hanover.

“The scope of this storm was unprecedented and caused tremendous hardship for many. We continue to support our agents and their customers, ensuring the highest level of service as families and businesses get back on their feet in the wake of this event.  Our entire claims organization is committed to resolving claims effectively and efficiently, and we are proud of the great work they are doing,” Eppinger said.

(1) Calculated using average fully diluted common shares of 45.3 million on an annual basis.

Forward-looking Statements
The Company’s estimates of catastrophe losses are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. The company cautions investors that such forward-looking statements are estimates or projections which involve significant judgment and uncertainty and actual results could differ materially. Investors should consider the risks and uncertainties in our business that may affect such estimates, including (i) the inherent difficulties in arriving at such estimates; (ii) variations in the company’s current estimates that may change as the company finalizes its financial results; and (iii) other risks and uncertainties that are discussed in readily available documents, including the company's annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under "About Us - Investors.”  The difficulties at arriving at estimates with regard to catastrophes and other losses are the result of difficulties policyholders may have in reporting claims and in The Hanover’s ability to adjust claims because of the devastation encountered or late discovery of damages; the challenge of making final estimates to repair or replace properties during the early stages of examining damaged properties; applicable cause of loss for certain policies; the effect of “demand surge”; potential latent damages, which are not discovered until later; potential business interruption claims, the extent of which cannot be known at the time, especially for customers who have not fully resumed their operations; the inherent uncertainty of estimating loss and loss adjustment reserves; uncertainties related to litigation and policy interpretation; and other factors.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and Chaucer Holdings plc, based in London, and their affiliates. The Hanover offers a wide range of property and casualty products and services to businesses, individuals, and families through a select group of agents and brokers. The company ranks among the top 25 property and casualty insurers in the United States and has been meeting its obligations to its agent partners and their customers for 160 years. Through Chaucer, the company also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, U.K. motor and casualty. For more information, please visit www.hanover.com.

CONTACTS

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
(508) 855-2063	(508) 855-3099
olukasheva@hanover.com	mibuckley@hanover.com